UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

______________________________________________________
FORM 8-K
______________________________________________________

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of report (Date of earliest event reported): August 25, 2011
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 26, 2011

Shiloh Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21964	51-0347683

(State of Other	(Commission File No.)	(I.R.S. Employer
Jurisdiction		Identification No.)
of Incorporation)

880 Steel Drive, Valley City, Ohio 44280
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:
(330) 558-2600

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors;                 Appointment of Certain Officers; Compensatory Arrangements of Certain             Officers.
On August 25, 2011, Shiloh Industries, Inc. (the “Company”) entered into a Change in Control Agreement (the “Agreement”) with Thomas M. Dugan. The Agreement was entered into because of Mr. Dugan's appointment as Vice President Finance and Treasurer of the Company in January 2011.

Under the Agreement, if within two years of a Change in Control (as defined in the Agreement), Mr. Dugan's employment is terminated by him for good reason (after expiration of a cure period in favor of the Company) or by the Company for any reason other than cause, death or disability, the Company is required to make a lump sum payment to Mr. Dugan in an amount equal to the sum of the following:

(i)	1.5 times Mr. Dugan's annual base salary at the time of the Change in Control or termination of employment, whichever is higher;

(ii)	1.5 times Mr. Dugan's target bonus for the fiscal year in which the Change in Control or termination of employment occurs, whichever is higher;

(iii)	Any unpaid salary through the date of termination and bonuses earned for any completed performance period but not yet paid;

(iv)	A pro-rated portion of Mr. Dugan's unpaid target bonus for the fiscal year during which termination of employment occurs; and

(v)	Any earned, unused vacation.

The Company also must either (i) maintain Mr. Dugan's health care coverage or (ii) reimburse Mr. Dugan for the full cost of any group health continuation coverage that the Company is required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) until the earlier of the date that:

(a)	Mr. Dugan is covered by comparable health coverage offered by another employer, or

(b)	is 18 months after the date of termination.

All equity incentive awards held by Mr. Dugan will become fully vested and exercisable on a Change in Control, whether or not his employment is terminated.

If payments to Mr. Dugan trigger excise taxes under the provisions of the tax code governing parachute payments, the payments to be made to Mr. Dugan as a result of the Change in Control will be reduced to the extent necessary to prevent the payments from being subject to the excise tax, but only if by reason of the reduction, the after-tax benefit of the reduced payments to Mr. Dugan exceeds the after-tax benefit if such reduction was not made.

In addition, if a Change in Control occurs and not more than 180 days prior to the Change in Control Mr. Dugan's employment is terminated by the Company, without cause, the termination is deemed a termination after the Change in Control if Mr. Dugan reasonably demonstrates that the termination was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection with or in anticipation of a Change in Control.

If Mr. Dugan receives the lump sump payment discussed above, the Agreement contains a non-compete provision effective for 18 months following the date of termination of employment. The Agreement also prohibits solicitation of the Company's employees for a period of 18 months following the date of termination of employment.

Mr. Dugan must execute a release in favor of the Company in order to receive benefits under the Agreement, and payments and benefits under the Agreement are conditioned on continued compliance with the Agreement.

The above description is a summary of the Agreement and should be read in conjunction with the full text of the Agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

10.1	Change of Control Agreement, dated as of August 25, 2011, between the Company and Thomas M. Dugan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2011	SHILOH INDUSTRIES, INC. By: /s/ Thomas M. Dugan Name:Thomas M. Dugan Title:Vice President of Finance and Treasurer

Exhibit Index

Exhibit No.    Description

10.1	Change of Control Agreement, dated as of August 25, 2011, between the Company and Thomas M. Dugan

103867160.1